EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports First Quarter Results and Reconfirms Full Year 2021 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced its financial results for first quarter 2021.
HIGHLIGHTS
•Net income of $347 million for first quarter 2021.
•Adjusted EBITDA1 of $779 million for first quarter 2021.
•Declared a distribution of $0.660 per common unit that will be paid on May 14, 2021 to unitholders of record as of May 6, 2021.
•Reconfirmed full year 2021 distribution guidance.
•Accelerated the estimated timeline for substantial completion of Train 6 of the SPL Project (defined below) to the first half of 2022 from the second half of 2022. This follows a previous acceleration of the estimated Train 6 completion timeline in July 2020 from the first half of 2023 to the second half of 2022.
•Supplied a carbon neutral LNG cargo to Shell. Together with Shell, the complete lifecycle greenhouse gas emissions associated with the LNG cargo were offset using nature-based credits by accounting for all estimated CO2 equivalent emissions produced through the entire value chain, from production through use by the final customer.
2021 FULL YEAR DISTRIBUTION GUIDANCE

2021
Distribution per Unit	$2.60	-	$2.70
SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	First Quarter
	2021	2020	% Change
Revenues	$1,963	$1,718	14%
Net income	$347	$435	(20)%
Adjusted EBITDA[1]	$779	$792	(2)%
LNG exported:
Number of cargoes	89	92	(3)%
Volumes (TBtu)	321	325	(1)%
LNG volumes loaded (TBtu)	317	327	(3)%
Net income decreased $88 million during first quarter 2021 as compared to first quarter 2020, primarily due to increased loss on modification or extinguishment of debt and decreased total margins2, partially offset by decreased interest expense. Total margins decreased primarily due to increased losses from changes in fair value of commodity derivatives. LNG volumes recognized in income and margins per MMBtu of LNG delivered to customers were comparable for first quarter 2021 and first quarter 2020.
___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.
2 Total margins as used herein refers to total revenues less cost of sales.

During first quarter 2021, we recognized in income 317 TBtu of LNG loaded from the SPL Project. Additionally, we recognized in income 8 TBtu of LNG which was procured by Sabine Pass Liquefaction, LLC (“SPL”) from Cheniere Energy, Inc.’s Corpus Christi liquefaction facility.
LNG revenues during first quarter 2020 included $16 million in LNG revenues associated with LNG cargoes for which customers notified us that they would not take delivery, which would have been recognized subsequent to March 31, 2020 had the cargoes been lifted pursuant to the delivery schedules with the customers. We did not have such revenues during first quarter 2021.
KEY FINANCIAL TRANSACTIONS AND UPDATES
SPL entered into a note purchase agreement with Allianz Global Investors GmbH in February to issue an aggregate principal amount of $147 million of 2.95% Senior Secured Notes due 2037. The notes are expected to be issued in December 2021, and net proceeds are expected to be used to refinance a portion of SPL’s outstanding Senior Secured Notes due 2022. The Senior Secured Notes due 2037 will be fully amortizing, with a weighted average life of over 10 years.
Cheniere Partners issued an aggregate principal amount of $1.5 billion of 4.00% Senior Notes due 2031 in March. The proceeds of these notes, together with cash on hand, were used to refinance all of Cheniere Partners’ 5.25% Senior Notes due 2025 and to pay fees and expenses in connection with the refinancing.
In February, Fitch Ratings changed the outlook of SPL’s senior secured notes rating to positive from stable and the outlook of Cheniere Partners’ long-term issuer default rating and senior unsecured rating to positive from stable. S&P Global Ratings changed the outlook of Cheniere Partners’ ratings to positive from negative in April.
SABINE PASS LIQUEFACTION PROJECT UPDATE
As of April 30, 2021, more than 1,250 cumulative LNG cargoes totaling over 85 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.
Construction Progress as of March 31, 2021

SPL Project
Train 6
Project Status	Under Construction
Project Completion Percentage (1)	83.0% (1)
Expected Substantial Completion	1H 2022
(1) Engineering 99.6% complete, procurement 99.9% complete, and construction 61.7% complete
SPL Project Overview
We own natural gas liquefaction facilities consisting of five operational liquefaction Trains and one additional Train under construction, with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal (the “SPL Project”).
DISTRIBUTIONS TO UNITHOLDERS
We declared a cash distribution of $0.660 per common unit to unitholders of record as of May 6, 2021 and the related general partner distribution to be paid on May 14, 2021.
INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the first quarter 2021 on Tuesday, May 4, 2021, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of five operational liquefaction Trains and one additional Train under construction, with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and two marine berths with a third marine berth under construction. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2021	2020
Revenues
LNG revenues	$1,669	$1,449
LNG revenues—affiliate	214	188
Regasification revenues	67	67
Other revenues	13	14
Total revenues	1,963	1,718

Operating costs and expenses
Cost of sales (excluding items shown separately below)	948	699
Cost of sales—affiliate	42	—
Operating and maintenance expense	149	152
Operating and maintenance expense—affiliate	34	33
Operating and maintenance expense—related party	10	—
General and administrative expense	2	2
General and administrative expense—affiliate	21	25
Depreciation and amortization expense	139	138
Impairment expense and loss on disposal of assets	—	5
Total operating costs and expenses	1,345	1,054

Income from operations	618	664

Other income (expense)
Interest expense, net of capitalized interest	(217)	(234)
Loss on modification or extinguishment of debt	(54)	(1)
Other income, net	—	6
Total other expense	(271)	(229)

Net income	$347	$435

Basic and diluted net income per common unit	$0.64	$0.84

Weighted average number of common units outstanding used for basic and diluted net income per common unit calculation	484.0	348.6

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	March 31,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,219	$1,210
Restricted cash	123	97
Accounts and other receivables, net	373	318
Accounts receivable—affiliate	98	184
Advances to affiliate	127	144
Inventory	103	107
Derivative assets	16	14
Other current assets	59	61
Other current assets—affiliate	2	—
Total current assets	2,120	2,135

Property, plant and equipment, net	16,734	16,723
Operating lease assets, net	97	99
Debt issuance costs, net	16	17
Non-current derivative assets	9	11
Other non-current assets, net	177	160
Total assets	$19,153	$19,145

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$11	$12
Accrued liabilities	704	658
Accrued liabilities—related party	3	4
Current debt	850	—
Due to affiliates	31	53
Deferred revenue	101	137
Deferred revenue—affiliate	5	1
Current operating lease liabilities	8	7
Derivative liabilities	26	11
Total current liabilities	1,739	883

Long-term debt, net	16,732	17,580
Non-current operating lease liabilities	89	90
Non-current derivative liabilities	42	35
Other non-current liabilities	—	1
Other non-current liabilities—affiliate	16	17

Partners’ equity
Common unitholders’ interest (484.0 million units issued and outstanding at both March 31, 2021 and December 31, 2020)	738	714
General partner’s interest (2% interest with 9.9 million units issued and outstanding at March 31, 2021 and December 31, 2020)	(203)	(175)
Total partners’ equity	535	539
Total liabilities and partners’ equity	$19,153	$19,145

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for first quarter 2021 and 2020 (in millions):

	First Quarter
	2021	2020
Net income	$347	$435
Interest expense, net of capitalized interest	217	234
Loss on modification or extinguishment of debt	54	1
Other income, net	—	(6)
Income from operations	$618	$664
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	139	138
Loss (gain) from changes in fair value of commodity derivatives, net (1)	22	(17)
Impairment expense and loss on disposal of assets	—	5
Incremental costs associated with COVID-19 response	—	2
Adjusted EBITDA	$779	$792
(1) Change in fair value of commodity derivatives prior to contractual delivery or termination
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our consolidated financial statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, changes in the fair value of our commodity derivatives prior to contractual delivery or termination, and non-recurring costs related to our response to the COVID-19 outbreak which are incremental to and separable from normal operations. The change in fair value of commodity derivatives is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.
Contacts
Cheniere Partners

Investors
Randy Bhatia	713-375-5479
Megan Light	713-375-5492
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491